Exhibit 4.4
Certain identified information in this document has been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. Such redacted information is indicated by [***]. Such redacted information has been excluded from this document because it is both not material and is the type that Azul S.A. treats as private or confidential.

AMENDMENT N°7
TO THE
A320 NEO PURCHASE AGREEMENT DATED 24 OCTOBER 2014
BETWEEN
AIRBUS S.A.S.
AND
AZUL FINANCE LLC

CONTENTS

Clause Title

1. A330 FHS GOODS & SERVICES CREDIT MEMORANDUM AMENDMENT
2. MISCELLANEOUS

This amendment N°7 (hereinafter referred to as this "Amendment N°7”) is entered into on April 30,, 2021 between:
        AIRBUS S.A.S., a société par actions simplifiée, a company duly created and existing under French law, having its registered office at 2 rond-point Emile Dewoitine, 31700 Blagnac, France (the "Seller"); and
AZUL FINANCE LLC, a company incorporated and existing under the laws of the State of Delaware having its registered office in Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 (the "Buyer").
The Buyer and the Seller being together the "Parties" and each a "Party".
WHEREAS
A.    The Buyer and the Seller entered into an A320 NEO Purchase Agreement dated October 24, 2014 for the sale by the Seller and the purchase by the Buyer of thirty-five (35) Aircraft (hereinafter together with its Exhibits, Appendices and Letter Agreements and as amended and supplemented from time to time, the “Agreement”);
B.    The Buyer and the Seller entered into an amendment Nº1 (the “Amendment N°1”) to the Agreement, pursuant to which the Seller agreed to reschedule certain Predelivery Payments as set forth in such Amendment N°1;
C.    The Buyer and the Seller entered into amendment Nº2 and amendment Nº4 (respectively the “Amendment N°2” and the “Amendment N°4”) to the Agreement, pursuant to which the Buyer and the Seller agreed to terminate the Agreement insofar as it relates to the Terminated Aircraft in order to assist the Buyer in its financing of the Predelivery Payments relating to such Terminated Aircraft;
D.    The Buyer and the Seller entered into amendment Nº3 and amendment N°5 (respectively the “Amendment N°3” and the “Amendment N°5”) to the Agreement, pursuant to which the Buyer and the Seller agreed that the Buyer shall have the right to reinstate such Relevant Aircraft (as defined below) into the Agreement in accordance with, and subject to the terms and conditions of, the Call Option Agreement, the Amendment N°3 and the Amendment Nº5.
E.    The Buyer and the Seller entered into amendment Nº6 (the “Amendment N°6”) to the Agreement, to amend certain terms of the Agreement relative to the Relevant Aircraft.
F.    Subject to the terms and conditions of this Amendment N°7, the Buyer and the Seller hereby agree to amend certain terms of the Agreement relative to the Relevant Batch 1 Aircraft.
NOW IT IS HEREBY AGREED AS FOLLOWS:
1.A330 FHS GOODS & SERVICES CREDIT MEMORANDUM AMENDMENT

The Buyer has requested and the Seller hereby agrees to amend Clause 5 of Amendment Nº6 to advance the availability of certain portions of the A330 FHS Goods & Services Credit Memorandum. The second paragraph of Clause 5 of Amendment Nº6 is hereby deleted and replaced by the following quoted provisions:
QUOTE
The A330 FHS Goods & Services Credit Memorandum shall be made available by the Seller to the Buyer as follows:
(a)[***].
(b)[***].
(c)[***].
UNQUOTE
The above changes to Clause 5 of Amendment Nº6 are without prejudice to any other rights and remedies available to the Seller under the Agreement or at law.
2.MISCELLANEOUS
2.1Confidentiality
The provisions of clause 22.12 of the Agreement shall apply to this Amendment Nº7 as if set out in full herein mutatis mutandis.
2.2Law and Jurisdiction
This Amendment Nº7 shall be governed by and construed in accordance with the laws of England.
Any dispute arising out of or in connection with this Amendment N°7, including but not limited to its existence, validity, interpretation, implementation, breach, termination and/or enforcement, shall be within the exclusive jurisdiction of the Courts of England.
2.3Contracts (Rights of Third Parties) Act 1999
The Parties do not intend that any term of this Amendment Nº7 shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party to this Amendment Nº7.
2.4Severability
In the event that any provision of this Amendment Nº7 should for any reason be held ineffective, the remainder of this Amendment Nº7 shall remain in full force and effect. To the extent permitted by applicable law, each Party hereto waives any provision of law, which renders any provision of this Amendment Nº7 prohibited or unenforceable in any respect.

2.5Counterparts
This Amendment Nº7 may be executed by the Parties in separate counterparts, each of which when so signed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.
2.6    Assignment
Notwithstanding any other provision of this Amendment Nº7, this Amendment Nº7 and the rights and obligations of the Buyer hereunder will not be assigned or transferred in any manner without the prior written consent of the Seller, and any attempted assignment or transfer in contravention of the provisions of this paragraph will be void and of no force or effect.
2.7Clauses 22.2 (Notices) and 22.3 (Waiver) of the Agreement shall be incorporated by reference into this Amendment Nº7 as if the same were set out in full herein mutatis mutandis.

IN WITNESS WHEREOF, this Amendment N°7 was entered into the day and year first above written.

Agreed and accepted	Agreed and accepted
For and on behalf of	For and on behalf of
AZUL FINANCE LLC	AIRBUS, S.A.S.
By: /s/ John Peter Rodgerson______ Name: John Peter Rodgerson Title: Attorney-in-fact	By: /s/ Benoît de Sant-Exupéry______ Name: Benoît de Sant-Exupéry Title: Senior Vice President, Contracts